EXHIBIT 4.4

ALIO GOLD INC.

Deferred Share Unit Plan

Section 1.	Interpretation and Administrative Provisions
1.1	Purpose

The purposes of the Plan are to: (i) align the interests of non-executive directors and employees of the Corporation with the long term interests of shareholders; and (ii) allow the Corporation to attract and retain high quality non-executive directors and employees.

1.2Definitions

For the purposes of the Plan, the following terms have the following meanings:

(a)	“Affiliate” means any affiliate of the Corporation, within the meaning of the Business Corporations Act (British Columbia).
(b)	“Applicable Withholdings” means all income taxes and statutory amounts required to be withheld.
(c)	“Board” means the board of directors of the Corporation.
(e)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.
(f)	“Committee” means the committee appointed by the Board to administer this Plan, or if no committee is appointed, the Board.
(g)	“Common Share” means a common share of the Corporation.
(h)	“Corporation” means Alio Gold Inc. or any successor corporation.
(i)	“Deferred Share Unit” means a right granted to an Eligible Person to receive, as set out in the Plan, the Share Unit Amount.
(j)	“Dividend Deferred Share Unit” has the meaning set out in Section 3.3.
(k)	“Effective Date” means September 12, 2017.
(l)	“Election Notice” means a notice substantially in the form set out as Schedule B.
(m)	“Eligible Person” means means any non-executive director of the Corporation and any employee of the Corporation designated by the Committee from time to time.
(n)	“Expiry Date” means the date set out in the Notice of Award.

(o)

“Fair Market Value” means, with respect to any particular date, the volume weighted average closing price of a Common Share on the Toronto Stock Exchange, or if the Common Shares are not listed on the Toronto Stock Exchange, on such other stock exchange in Canada on which the Common Shares are listed, or if the Common Shares are not listed on any stock exchange, then on the over-the-counter market, on the five trading days prior to that date on which the Common Shares traded, or if the Shares are not listed on an exchange, the price determined in good faith by the Committee.

(p)	“Notice of Award” means a notice of award of Deferred Share Units substantially in the form set out as Schedule A, as amended by the Committee from time to time.
(q)	“Participant” means any Eligible Person to whom a Deferred Share Unit is granted.
(r)	“Plan” means this Alio Gold Inc. Deferred Share Unit Plan as amended from time to time.
(s)	“Redemption Date” means the date as determined pursuant to Section 3.4.
(t)	“Redemption Notice” means a notice substantially in the form set out as Schedule C, as amended by the Committee from time to time.
(u)	“Share Unit Account” means the notional account maintained for each Participant, to which Deferred Share Units are credited pursuant to the Plan.
(v)	“Share Unit Amount” has the meaning set out in Section 3.5.
(w)

“Termination Date” means the date a Participant ceases to be a director or employee of the Company or any of its Affiliates for any reason, including death and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment during which the Participant is not actually employed.

(x)	“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
(y)	“U.S. Participant” means, any Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A).
(z)	“Vested Deferred Share Unit” has the meaning set out in Section 3.8.
(aa)	“Vesting Date” means the date or dates set out in the Notice of Award, or such earlier date as is provided for in the Plan or is determined by the Committee.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

Section 2.	Administration
2.1	Administration of the Plan

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, and unless otherwise determined by the Board, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) grant Deferred Share Units to Eligible Persons; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; (iv) establish  conditions to the vesting of Deferred Share Units; (v) set, waive and amend performance targets; and (vi) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable.  Any decision of the Committee with respect to the administration and interpretation of the Plan will be conclusive and binding on the Participants.

To the extent that any Deferred Share Unit granted to a U.S. Participant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Deferred Share Unit will be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A.  If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Committee may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring, or reduce taxes, interest or penalties under Code Section 409A, and otherwise  (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Corporation or contravening Code Section 409A.  However, the Corporation will have no obligation to modify the Plan or any Deferred Share Unit and does not guarantee that Deferred Share Units will not be subject to taxes, interest and penalties under Code Section 409A.

2.2 Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

2.3 Liability Limitation

No member of the Committee or the Board will be liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Deferred Share Unit granted under the Plan. To the fullest extent permitted by law, the Corporation and its subsidiaries will indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board.

2.4 Taxes and Other Source Deductions

The Corporation will be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholdings in such manner as the Corporation determines.

2.5 U.S. Participant

Notwithstanding any other provision of the Plan to the contrary:

(a)

If at the time of Separation from Service (as defined in the Code), the Corporation’s stock is publicly traded on an established securities market or otherwise, each U.S. Participant who is a “specified employee” of the Corporation within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i), will not receive any payment under the Plan until the first day of the seventh month following the date of such Participant’s Separation from Service (or, if earlier, the date of death).

(b)

The acceleration of the time of any payment under the Plan is prohibited except as provided in Treasury Regulation Section 1.409A-3(j)(4) and administrative guidance promulgated under Section 409A of the Code.

Section 3.	Deferred Share Units
3.1	Awards of Deferred Share Units

The Committee or Board may grant Deferred Share Units to Eligible Persons in their sole discretion.  The award of a Deferred Share Unit to an Eligible Person at any time will neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent grant of Deferred Share Units.

3.2 Election to Defer Director Retainer

An Eligible Person may elect to defer all or any portion of the retainer or annual incentive compensation that would otherwise be received by the Eligible Person in cash, by electing to receive such retainer or incentive compensation in the form of Deferred Share Units, by delivering to the Corporation an Election Notice not later than December 31 of the year preceding the first date of any period in respect of which the retainer or incentive compensation would be earned.

Eligible Persons may also elect to defer retainer or incentive compensation as follows:

(a)	Within 30 days of the Effective Date of this Plan as defined in section 4.10 of this Plan;
(b)	Within 30 days of becoming an Eligible Person.

For greater clarity, deferral elections will only apply to compensation in respect of services provided after the date of the election.

3.3 Crediting of Deferred Share Units and Dividend Deferred Share Units

Deferred Share Units granted to a Participant shall be credited to the Participant’s Share Unit Account on the Grant Date.  Each grant of Deferred Share Units must be confirmed by a Notice of Award signed by the Corporation.  From time to time, a Participant’s Share Unit Account shall be credited with Dividend Deferred Share Units in the form of additional Deferred Share Units (“Dividend Deferred Share Units”) in respect of outstanding Deferred Share Units on each dividend payment date in respect of which normal cash dividends are paid on Shares.  Such Dividend Deferred Share Units shall be computed as:

(a)

The amount of the dividend declared and paid per Common Share multiplied by the number of Deferred Share Units recorded in the Participant’s Share Unit Account on the record date for such dividend, divided by

(b)	The Fair Market Value of a Common Share as at the dividend payment date.

3.4 Redemption Date Notice

The Redemption Date for Deferred Share Units will be determined as follows:

(a)

Participants, other than U.S. Participants, may elect at any time to redeem Vested Deferred Share Units on any date or dates after the Termination Date and on or before the Expiry Date (the “Redemption Date”) provided that the election is made prior to the elected Redemption Date.  Where a Participant, other than a U.S. Participant fails to elect a Redemption Date, such Participant shall be deemed to have elected to redeem all of his or her outstanding Vested Deferred Share Units on the 10th business day prior to the Expiry Date  ; and

(b)	For U.S. Participants, the Redemption Date shall be deemed to be the business day immediately following three months after the Separation from Service (as defined in the Code).

The acceleration of the time of any payment under the Plan is prohibited.

3.5 Redemption of Deferred Share Units

The Company shall redeem the Vested Deferred Share Units elected to be redeemed by the Participant on the elected Redemption Date by paying to the Participant an amount (the “Share Unit Amount”) equal to: (A) the number of Vested Deferred Share Units elected to be redeemed multiplied by (B) the Fair Market Value minus (C) Applicable Withholdings. The Share Unit Amount shall be paid as a lump-sum by the Company within ten business days of the Redemption Date, but no later than the Expiry Date.

3.6 Effect of Redemption of Deferred Share Units.

A Participant will have no further rights respecting any Vested Deferred Share Unit which has been redeemed in accordance with the Plan.

3.7 Reporting of Deferred Share Units

Statements of the Deferred Share Unit Accounts will be made available to Participants at least annually.

3.8 Vesting Date

Each Deferred Share Unit shall vest (become a “Vested Deferred Share Unit”) on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time.  Dividend Deferred Share Units shall vest at the same time and in the same proportion as the associated Deferred Share Units. Notwithstanding any other provision of the Plan, each Deferred Share Unit received pursuant to an election to defer retainer or incentive compensation under Section 3.2, shall be a Vested Deferred Share Unit.

3.9 Ceasing to be an Eligible Person

If a Participant ceases to be an Eligible Person, except to the extent specifically provided to the contrary in the Notice of Award, all the Participant’s Deferred Share Units and related Dividend Deferred Share Units shall vest immediately prior to the Participant’s Termination Date.

Section 4.	General
4.1	Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change, with respect to (i) the number or kind of shares or other securities on which the Deferred Share Units are based; and (ii) the number of Deferred Share Units; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

4.2 Non-Exclusivity

4.3Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) will be no greater than the rights of an unsecured general creditor of the Corporation.

4.4 Successors and Assigns

The Plan will be binding on all successors and assigns of the Corporation and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of the Corporation or a Participant.

4.5 Transferability of Deferred Share Units

Rights respecting Deferred Share Units and Dividend Deferred Share Units will not be transferable or assignable other than by will or the laws of descent and distribution.

4.6 No Special Rights

Nothing contained in the Plan or in any Deferred Share Unit or Dividend Deferred Share Unit will confer upon any Participant any right to be nominated as a non-executive director of the Corporation or to continued employment by the Corporation or interfere in any way with the right of the Corporation at any time to accept the resignation of the Participant or not nominate the Participant for election as a non-executive director of the Corporation or to terminate the employment of the Participant.

Deferred Share Units and Dividend Deferred Share Units shall not be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Participant be considered the owner of Common Shares by virtue of his ownership of Deferred Share Units or Dividend Deferred Share Units.

4.7 Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Corporation shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

4.8No Liability

The Corporation shall not be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

4.9Amendment and Termination

(a)

The Committee may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval.  No amendment, suspension or termination may materially adversely affect any Deferred Share Units, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

(b)

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Committee and in force at the time of this Plan, will continue in effect as long as a Deferred Share Unit or any rights pursuant thereto remain outstanding.  However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Deferred Share Units it would be entitled to make if the Plan were still in effect.

(c)

With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Deferred Share Unit in any manner to the extent that the Committee would have had the authority to initially grant the award as so modified or amended.

4.10Effective Date

This Plan became effective September 12, 2017.

Alio Gold Inc.

SCHEDULE A

Deferred Share Unit Plan

Notice of Award of Deferred Share Units

[Name of Employee] (the “Participant”)

Pursuant to the Alio Gold Inc. Deferred Share Unit Plan effective September 12, 2017 (the “Plan”) and in consideration of services provided to the Corporation by the Participant in respect of the calendar year ending December 31, 2017, the Corporation hereby grants to the Participant ___________ Deferred Share Units under the Plan.

All capitalized terms not defined in this Notice of Award have the meaning set out in the Plan. No cash or other compensation will at any time be paid in respect of any Deferred Share Units or Dividend Deferred Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Deferred Share Units or Dividend Deferred Share Units which have been forfeited or terminated under the Plan.

The Vesting Date for this award is the day of Alio Gold’s 2018 Annual General Meeting. The Expiry Date of the award is December 31 of the year following the year in which the Participant is not re-elected as a non-executive director of the Corporation and also has ceased to hold any other position with the Corporation.

Subject to any provisions to the contrary in an Election Notice, Alio Gold Inc. and the Participant understand and agree that the granting and redemption of these Deferred Share Units and any related Dividend Deferred Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant, all of which are incorporated into and form a part of this Notice of Award. For greater certainty, the Corporation will withhold any Applicable Withholdings on the redemption of any Deferred Share Units.

Alio Gold Inc.

Per:

SCHEDULE B

Deferred Unit Election Notice

To: Alio Gold Inc.

Pursuant to the Alio Gold Inc. Deferred Share Unit Plan effective September 12, 2017 (the “Plan”) [and in addition to the mandatory 50% of the Participant’s retainer to be received in Deferred Share Units], the undersigned hereby elects to receive an additional  o ______________%;  o $_____________; or o All of the Participant’s retainer excess of $___________

of the undersigned’s director retainer in respect of the year ending [December 31, 2018], in the form of Deferred Share Units under the Plan. This election is irrevocable for such year’s retainer.

Notwithstanding any other provision of the Plan or the Notice of Award, the Deferred Share Units awarded pursuant to this Election Notice will vest immediately.

All capitalized terms not defined in this Election Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Deferred Share Units or Dividend Deferred Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Deferred Share Units or Dividend Deferred Share Units which have been forfeited or terminated under the Plan.

Subject to any provisions to the contrary in this Election Notice, Alio Gold Inc. and the Participant understand and agree that the granting and redemption of these Deferred Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant, all of which are incorporated into and form a part of this Election Notice.

This election must be provided to the Company by December 31, 2017.

DATED
Name:

SCHEDULE C

Deferred share Unit Election Notice for Deferred Share Units

To: Alio Gold Inc.

Pursuant to the Alio Gold Inc. Deferred Share Unit Plan effective September 12, 2017 (the “Plan”), the undersigned hereby elects to redeem______________ of the undersigned’s Vested  Deferred Share Units and related Dividend Deferred Share Units on ________________________

[date]  by receiving the Share Unit Amount.

All capitalized terms not defined in this Redemption Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Deferred Share Units or Dividend Deferred Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Deferred Share Units or Dividend Deferred Share Units which have been forfeited or terminated under the Plan.

The undersigned understands and agrees that the granting and redemption of these Deferred Share Units are subject to the terms and conditions of the Plan which are incorporated into and form a part of this Redemption Notice

DATED
Name: